EXHIBIT 7.03

ASSURANCE LETTER OF SWVP XIV MANAGEMENT CO., INC.

THIS ASSURANCE LETTER (this “Assurance”), dated as of August 8, 2007 by SWVP XIV MANAGEMENT CO., INC., a California corporation (the “Manager”) is hereby delivered to MCCARTHY GROUP, LLC (the “Lender”).

WITNESSETH:

WHEREAS, the Lender has provided credit or other financial accommodations (the “Credit Extensions”) to Southwest Value Partners Fund XIV, LP, a Delaware limited partnership (the “Obligor”);

WHEREAS, the Manager is the sole manager of SWVP XIV, LLC, a Delaware limited liability company (“SWVP”);

WHEREAS, SWVP is the sole manager of Southwest Value Partners, LLC, a Delaware limited liability company (“Southwest Value Partners”);

WHEREAS, Southwest Value Partners is the sole member of the SWVP Fund XIV GP, LLC (the “General Partner”) and the management of the General Partner is vested in Southwest Value Partners as the sole member of the General Partner;

WHEREAS, the General Partner is the sole general partner of the Obligor and pursuant to the organizational documents of the Obligor has the ability to demand that the limited partners of the Obligor fund their capital requirements to the Obligor; and

WHEREAS, in connection with the Credit Extensions, the Lender has required that the Manager execute and deliver this Assurance Letter to establish the Manager’s agreement to take any and all actions required of the Manager to cause the General Partner to require the limited partners of Obligor to fund their capital requirements to Obligor to enable the Obligor to honor the terms of the Credit Extensions.

NOW, THEREFORE, in consideration of the premises and the agreements herein, the  Manager hereby agrees as follows:

1.             Assurance.  The Manager hereby agrees to take any and all actions required of the Manager to cause the General Partner, pursuant to the terms of the organizational documents of the Obligor, to require the limited partners of the Obligor to fund their capital requirements to the Obligor in the amounts and within the times necessary to enable the Obligor to meet its obligations under the Credit Extensions.  The Manager further agrees to take any and all actions required of the Manager to cause the General Partner, pursuant to the terms of the organizational documents of the Obligor, to make payments of all such amounts received from the limited partners of the Obligor upon any capital call described above directly to the Lender at the Lender’s address set forth on Exhibit A hereto, without set-off, counterclaim, abatement or any other reduction in amount.  The obligations hereunder shall remain in full force and effect until the repayment in full of all of the Obligor’s obligations under the Credit Extensions.

2.             Authority, etc.  The Manager hereby represents and warrants that it is duly authorized and has full power to execute and deliver this Assurance, and that this Assurance constitutes a valid and binding agreement, enforceable against it in accordance with its terms, except to the extent limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.

3.             Successors and Assigns.  This Assurance shall be binding on the Manager and its successors and assigns.

4.             GOVERNING LAW.  THIS ASSURANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH (i) THE LAWS OF THE UNITED STATES OF AMERICA, AND (ii) TO THE EXTENT NOT PREEMPTED BY THE LAWS OF THE UNITED STATES OF AMERICA, THE LAWS OF THE STATE OF NEBRASKA.

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IN WITNESS WHEREOF, the Manager has caused this Assurance to be duly executed and delivered by its duly authorized officers or representatives as of the date first above written.

SWVP XIV MANAGEMENT CO., INC.

By:	/s/ Mark A. Schlossberg
Mark A. Schlossberg, President

EXHIBIT A

McCarthy Group, LLC

First National Tower

1601 Dodge Street, Suite 3800

Omaha, NE 68102

Attn.: Dana C. Bradford

Telephone: 402-932-8600

Bank:  US Bank

ABA #: 104000029

Account #: 105700995274

Account Name:  McCarthy Group, LLC